Exhibit 99.8

企业法人营业执照

Business License
For Legal Person

Registration No.: 320584000398484
License No.: 320584000201402190186S

Enterprise Name: Suzhou Purong Information Technology Co. Limited
Residence: Yunli Road 1688, Economic and Technologic Zone, Wujiang district, Suzhou city.
Legal Representative: Qin Huichun
Registered Capital: RMB 5,000,000
Paid-in Captital: RMB 5,000,000
Type of Enterprise: Company of limited liability( wholly owned by a natural person)
Scope of Business: Information technology promotion services, Computer software development, Business information consulting services.

Date of Establishment: February 19, 2014
Term of Business: From February 19, 2014 to *******

Registration Office: WUJIANG ADMINISTRATION OF INDUSTRY AND COMMERCE (SEAL)

February 19, 2014